UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT

 UR ACQUISITION CORP. AND              :
 UNITED RENTALS, INC.,
      Plaintiffs,                      :

 v.                                    :     CASE NO:  3:99CV625 (DJS)

 RENTAL SERVICES CORP.,                 :
      Defendant,(1)
      Counterclaim Plaintiff,           :

 v.                                     :

 UR ACQUISITION CORP., UNITED           :
 RENTALS, INC., BRADLEY S.
 JACOBS, RICHARD J. HECKMANN,           :
 WAYLAND R. HICKS, JOHN N.
 MILNE, MICHAEL J. NOLAN,               :
 and GERALD TSAI, JR.,
      Counterclaim Defendants.          :



                           MEMORANDUM OF DECISION


      Now pending before the court are a series of motions pertaining to this action arising from a proposed merger between defendant Rental Services Corp. ("RSC") and NationsRent, Inc. ("NRI") and a competing tender offer made by the plaintiffs, UR Acquisition Corp. and United

 --------------------

 1 The plaintiffs' claims against defendants James L. Kirk and NationsRent, Inc. were dismissed without prejudice pursuant to the parties' stipulation dated June 4, 1999. See doc. # 58. Accordingly, Rental Services Corp. is the only remaining defendant in this action.


 Rentals, Inc. (collectively "URI") to purchase all of the outstanding shares of RSC common stock. URI has alleged violations of Sections 14(a),
 (d) and (e) of the Securities Exchange Act of 1934 ("Exchange Act"), 15 U.S.C. sections 78n(a), (d), (e). RSC has filed a countersuit alleging violations of Section 14(d) and (e) of the Exchange Act, 15 U.S.C. sections 78n(d), (e), as well as Section 8 of the Clayton Act, 15 U.S.C. section 19.

      As a threshold matter, URI has moved to dismiss RSC's amended counterclaims pursuant to Fed. R. Civ. P. 12(b)(6). For the reasons that follow, the motion to dismiss is GRANTED.

 I.   FACTS

      The court accepts as true for the purposes of this motion to dismiss the facts as put forth in RSC's amended counterclaims. See Am.
 Counterclaims and Jury Demand (doc. # 19), paragraphparagraph 3-20, 33-38.

 II.  STANDARD

      In assessing a motion to dismiss under Fed. R. Civ. P. 12(b)(6), a court must determine whether the plaintiff has a valid claim under any possible theory upon which relief may be granted. Steiner v. Shawmut Nat'l Corp., 766 F. Supp. 1236, 1241 (D. Conn. 1991). "'[A] complaint should not be dismissed for failure to state a claim unless it appears beyond doubt that the plaintiff can prove no set of facts in support of his claim which would entitle him to relief.'" Presnick v. Santoro, 832 F. Supp. 521, 525 (D. Conn. 1993) (quoting Conley v. Gibson, 355 U.S. 41, 45-46 (1957)). The facts alleged in the complaint should be taken as true and any inferences from the plaintiff's allegations should be drawn in the light most favorable to the plaintiff. See id. at 524-525.

      Although the court is primarily focused on the allegations within the counterclaims in passing upon a Rule 12(b)(6) motion, in a securities fraud action the court also may consider any written instrument attached to the counterclaims, statements or documents incorporated into the counterclaims by reference, and any statements or documents upon which the counterclaim plaintiff relied in bringing suit. See In re Hunter Environmental Services, Inc. Securities Litigation, 921 F. Supp. 914, 917 (D. Conn.
 1996). In addition, a trial court can "'take judicial notice of the contents of relevant public disclosure documents required to be filed with the SEC.'" Id. (citations omitted). If the full text of the additional documents reveal that the counterclaim plaintiff cannot possibly prove a claim, then the claim will be dismissed. See Barnum v. Millbrook Care Ltd. Partnership, 850 F. Supp. 1227, 1232-33 (S.D.N.Y.) (holding that if the allegations in the complaint are contradicted by the documents, the documents control), aff'd, 43 F.3d 1458 (2d Cir. 1994).

 III. DISCUSSION

      RSC's amended counterclaims contain four counts alleging that: (count one) URI has made representations with respect to the nature of its financing arrangements in press releases and public statements which constitute fraudulent, deceptive, or manipulative practices in connection with its tender offer in violation of Section 14(a) of the Exchange Act; (count two) URI has failed to adequately disclose all material information regarding the financing for its tender offer in its Schedule 14D-1, either in its original or amended forms, in violation of Section 14(d) of the Exchange Act; (count three) URI has proposed a slate of nine nominees to replace the current eight member Board of Directors of RSC, six of whom are officers and/or directors of URI, and whose election to the RSC Board would result in interlocking directorates between competitors in violation of
 Section 8 of the Clayton Act; and (count four) there exists a controversy between RSC and URI as to the legality of URI's attempts to elect the new nominees to RSC's Board, and as to RSC's obligation to recognize those attempts under governing law, such that a declaration of the parties's rights and responsibilities is necessary to resolve this dispute.

 A.   URI's Tender Offer:  Violation of section 14 of the Exchange Act

      1.   Public Statements

      In count one of its counterclaims, RSC alleges that URI violated
 Section 14(e) of the Exchange Act, 15 U.S.C. section 78n(e),(2) by representing in various press releases, letters, and public statements that it had a "firm commitment" from Goldman Sachs to finance the tender offer, and that its offer was "fully financed" and "all cash," offering greater "certainty" to RSC's shareholders. RSC contends that URI's public statements provided a seemingly comprehensive list of seven key conditions of the tender offer, but failed to disclose the conditional nature of the financing, thereby constituting a material omission in connection with its tender offer. RSC also contends that URI's characterization of its

 ----------------------

  2 Section 14 of the Exchange act makes it unlawful for any person to make any untrue statement or to engage in any fraudulent, deceptive, or manipulative acts in connection with any tender offer. See 15 U.S.C. section 78n(e).


 financing as complete was misleading because it remained subject to a series of conditions which URI failed to disclose. URI stands by its representations as accurate and not materially misleading, especially when viewed in conjunction with its Schedule 14D-1 filing, which fully disclosed all aspects of its financing arrangements.

      Upon review of all of the relevant documents, the court concludes that URI's characterizations of its tender offer as "fully financed," "all cash" and providing greater "certainty" were not materially misleading in light of the fact that URI had obtained a firm commitment from Goldman Sachs to provide the requisite financing in the form of a commitment letter. See CRTF Corp. v. Federated Dep't Stores, Inc., [1988 Transfer Binder] Fed. Sec. L. Rep. (CCH) paragraph 84,224 (S.D.N.Y. March 28, 1988) (binding agreement to provide financing, such as a commitment letter, would be a firm financing commitment). Moreover, there is nothing in the conditions to which the Goldman Sachs financing is subject that would militate against this being a binding financing commitment upon which an investor could reasonably rely. See In re Hunter Environmental Services, Inc. Securities Litigation, 921 F. Supp. 914, 922 (D. Conn. 1996) (the materiality of omissions can be decided as a matter of law if "reasonable minds cannot differ" as to the effect of the information or omission on the shareholders).

      With respect to any statements outlining the conditions of the tender offer, the court concludes that those statements accurately reflected the offer without being materially misleading. In contrast to the statements at issue in Chris-Craft Indus., Inc. v. Piper Aircraft Corp., 480 F.2d 341 (2d Cir.), cert. denied, 414 U.S. 910 (1973), cited by RSC, the statements in the instant action did not give the appearance of exclusivity when discussing the conditions of the tender offer. Cf. Chris-Craft, 480 F.2d at 365 (violation of section 14(e) to publish a list of conditions giving the appearance of being exclusive, thereby solidifying the impression that the sale of certain piper shares was all but formally completed, when in fact the purchaser could return all the shares for a refund of its purchase price plus interest within six months). Rather, all of the public statements at issue here referenced the financing arrangements made with Goldman Sachs, and the formal press releases explicitly directed the shareholders to the Offer to Purchase for details of the proposed transaction. Cf. Joyce v. Joyce Beverages, Inc., 571 F.2d 703, 707 (2d Cir.) (failure to disclose certain changes in stock rights effected by proposed consolidation, such as loss of preemptive rights and the discontinuance of cumulative voting, was potentially materially misleading), cert. denied, 437 U.S. 905 (1978); Peregrine Options, Inc. v. Farley, Inc., No. 90 C 285, 1993 WL 489739, at *13-17 (N.D. Ill. Nov. 19,
 1993) (public communications concerning proposed merger conveying false impression that the merger was not contingent on procurement of financing and would occur as a matter of course upon the successful completion of the tender offer may constitute material omissions such that dismissal of complaint is inappropriate).(3)

      Finally, even if either URI's characterization of its offer as fully financed or its descriptions of the financing arrangements for the offer were misleading, the court finds that any omissions or misstatements were immaterial in light of the "total mix" of information available to the shareholders by way of the formal proxy materials which, as will be discussed below, adequately revealed the status of URI's financing arrangements. See In re Hunter, 921 F. Supp. at 920 (information is material "only if its disclosure would alter the 'total mix' of facts available to an investor and 'if there is a substantial likelihood that a reasonable shareholder would consider it important' to the investment decision") (citations omitted). Accordingly, the court finds that count

 --------------------

  3 To the extent that any short responses given by Mr. Jacobs to inquiries by the press failed to explic- itly direct shareholders to the formal tender offer, the court declines to find a technical violation of the Exchange Act based upon these cursory, limited statements, in light of the fact that Mr. Jacobs' comments always revealed the existence of a financ- ing arrangement with Goldman Sachs and the tender offer fully disclosed the terms of this arrangement.


 one of RSC's counterclaims fails to state a violation of Section 14(e) of the Exchange Act, and should be dismissed.

      2.   Schedule 14D-1

      RSC alleges in count two of its counterclaims that URI failed to adequately disclose all material information regarding the financing for its tender offer in its Schedule 14D-1 filed with the SEC and mailed to
 RSC's shareholders, in violation of Section 14(d) of the Exchange Act, 15
 U.S.C. section 78n(d).(4)   Specifically, RSC contends that URI intentionally
 failed to list financing as a specific condition of the tender offer in bold print with the other enumerated conditions. Instead, URI buried the conditional nature of the financing for the tender offer by pointing the shareholder to a subsection of the Offer to Purchase for other conditions of the offer, which section includes the need to obtain financing among a densely worded four page section, and to the Goldman Sachs Commitment
 Letter for the terms of the financing agreement. URI denies that it buried the relevant financing information, and points out that it referenced its financing arrangements, or pointed the reader to the appropriate section of the Offer to Purchase where the arrangements are clearly spelled out, on the cover page of the Offer to Purchase, in the Table of Contents of the document, in a section entitled "Certain Conditions of the Offer," and in a section entitled "Source and Amount of Funds." Moreover, URI attached to its tender offer Goldman Sachs' Commitment Letter, which clearly outlines the terms of the financing arrangement.

      Following a review of all the relevant documents, the court concludes that URI's Schedule 14D-1 and Offer to Purchase adequately disclosed URI's financing arrangements with Goldman Sachs. The court is satisfied that the conditions upon which Goldman Sachs' financing commitment is based are not buried within the document, but instead are clearly set forth in the Offer

 --------------------

  4 Section 14(d) of the Exchange Act mandates that a tender offer must disclose certain specified infor- mation to investors, and requires the offeror to file such information with the SEC on a Schedule 14D-1, which must disclose all known material infor- mation regarding financing for the tender offer. See 15 U.S.C. section 78n(d).


 to Purchase itself, and are also enumerated again in the Goldman Sachs Commitment Letter, attached to the Schedule 14D-1. See Greenapple v. Detroit Edison Co., 618 F.2d 198, 210 (2d Cir. 1980) ("[D]isclosure in a prospectus must steer a middle course, neither submerging a material fact in a flood of collateral data, nor slighting its importance through seemingly cavalier treatment. The import of the information conveyed must be neither oversubtle nor overplayed, its meaning accurate, yet accessible."). Moreover, the court does not find that URI buried its facts, engaged in circumlocution or employed the fragmentation technique to the extent that these techniques were rejected in the cases cited by RSC. See Mills v. Electric Autolite Co., 403 F.2d 429 (7th Cir. 1968), judgment rev'd on other grounds, 396 U.S. 375 (1970); Gould v. American Hawaiian Steamship Co., 331 F. Supp. 981 (D. Del. 1971); Norte & Co. v. Huffines, 304 F. Supp. 1096 (S.D.N.Y. 1968). Because "the prospectus, as written, adequately apprises the reader of the essential nature of a material facet of the issuer's financial [arrangements]," Greenapple, 618 F.2d at 211, the court finds that count two of RSC's counterclaims fails to state a violation of Section 14(d) of the Exchange Act, and should be dismissed.(5)

 B.   RSC Board Nominees:  Violation of section 8 of the Clayton Act

      The parties entered the following stipulation on the record at a hearing before the undersigned on June 11, 1999, which resolves the dispute surrounding URI's proposed nominees to RSC's Board outlined in RSC's third and fourth counterclaims.

      Based on the representations of counsel for United Rentals Inc. ("URI") that no officer, director or employee of URI will be nominated to serve, or serve, as a director of Rental Services Corporation ("RSC") and the withdrawal of URI's nominees who were officers or directors of URI, the court dismisses RSC's third and fourth counterclaims for violations of Section 8 of the Clayton Act on the ground that they are moot. The court makes no finding regarding the merits of these claims.

 --------------------

  5 Because the court finds that URI's initial Schedule 14D-1 adequately disclosed all material facts with respect to its financing arrangements, the court need not address the parties' argument concerning whether URI adequately corrected any misstatements or omissions by amending its Schedule 14D-1 to include the parties' pleadings.


 IV.  CONCLUSION

      The court rules on the pending motions as follows:

      1. Doc. # 27: The counterclaim defendants' motion to dismiss the amended counterclaims, dated 4/29/99, is GRANTED;

      2. Doc. # 15: The counterclaim defendants' earlier motion to dismiss the original counterclaims, dated 4/20/99, is DENIED as moot in light of the amended counterclaims filed on 4/22/99;

      3. Doc. # 12: In light of the court's ruling dismissing the amended counterclaims, the counterclaim plaintiffs' motion for a preliminary injunction enjoining the counterclaim defendants from proceeding with their tender offer, dated 4/20/99, is DENIED as moot;

      4. Doc. # 20: In light of the parties' stipulation concerning URI's proposed nominees to the Board of Directors of RSC, the counterclaim plaintiffs' motion for a preliminary injunction enjoining the counterclaim defendants from nominating any director or officer of URI to the Board of Directors to RSC, dated 4/22/99, is DENIED as moot;

      5. Dosc. ## 3, 5: The plaintiffs' motions for expedited discovery and for a preliminary injunction enjoining the defendants from soliciting any RSC shareholers concerning URI's tender offer are DENIED without prejudice to renewal should the plaintiffs choose to further pursue this remedy.

      So ordered, this 16th day of June, 1999, at Hartford, Connecticut.

                               /s/ Dominic J. Squatrito
                               -----------------------------
                               Dominic J. Squatrito
                               United States District Judge